Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to the Registration Statement of Xinhua Sports & Entertainment Limited on Form F-3 of our report dated September 22, 2006, related to the consolidated financial statements of Accord Group Investments Limited as of December 31, 2005 and for the period from August 19, 2005 to December 31, 2005 and predecessor entity — Beijing Shiji Guangnian Advertising Co., Ltd as of August 18, 2005 and for the period from February 1, 2005 to August 18, 2005, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong
May 19, 2009